Exhibit 99.1

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Raytheon Technologies Appoints Leanne G. Caret to Board of Directors
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ARLINGTON, Va. (Jan. 16, 2023) – Raytheon Technologies (NYSE: RTX) today announced that its board of directors has elected Leanne G. Caret as a director. Caret is an experienced aerospace and defense industry leader, most recently serving as executive vice president and senior advisor for The Boeing Company.

“Leanne Caret is one of the most accomplished leaders in our industry,” said Raytheon Technologies Chief Executive Officer and Chairman Greg Hayes. “With a focus on rapid deployment of highly complex systems, she has driven development of groundbreaking technology solutions throughout her tenure. Raytheon Technologies and our shareholders will benefit tremendously from her customer- and people-first leadership philosophy.”

Prior to her current role, Caret served as executive vice president of The Boeing Company and president and chief executive officer of Boeing Defense, Space & Security, which provides solutions for defense, government, space, intelligence and security customers. Caret previously held roles as president of Boeing’s Global Services & Support organization; Defense, Space & Security chief financial officer; vice president and general manager of Vertical Lift; vice president of H-47 Programs; and general manager of Global Transport & Executive Systems.

Caret has a Bachelor of Science in business administration from Kansas State University and a Master of Business Administration from Wichita State University.

Fortune magazine named Caret to its Most Powerful Women list in 2021 for the fifth consecutive year. In addition to being a 2019 inductee of the Women in Aviation International Pioneer Hall of Fame, Caret is a Royal Aeronautical Society fellow and an American Institute of Aeronautics and Astronautics associate fellow. She is also on the George W. Bush Institute’s Women’s Initiative Policy Advisory Council; the board of trustees for the Kansas State University Foundation; the board of directors for Deere & Company; USO board of governors; and the board of directors for FIRST, a leading youth-serving nonprofit advancing STEM education.

About Raytheon Technologies
Raytheon Technologies Corporation is an aerospace and defense company that provides advanced systems and services for commercial, military and government customers worldwide. With four industry-leading businesses ― Collins Aerospace, Pratt & Whitney, Raytheon Intelligence & Space and Raytheon Missiles & Defense ― the company delivers solutions that push the boundaries in avionics, cybersecurity, directed energy, electric propulsion, hypersonics, and quantum physics. The company, formed in 2020 through the combination of Raytheon Company and the United Technologies Corporation aerospace businesses, is headquartered in Arlington, Virginia.

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